FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
                                                           Mattel, Inc.
                                                           (310) 252-3521



                     MATTEL WITHDRAWS MERGER PROPOSAL,
                 WILL NOT PURSUE A COMBINATION WITH HASBRO
                 -----------------------------------------

LOS ANGELES, February 2, 1996 -- Mattel, Inc. announced today that John W. Amerman, chairman and chief executive officer of Mattel, has sent a letter to Alan G. Hassenfeld, chairman and chief executive officer of Hasbro, Inc., withdrawing Mattel's merger proposal and saying it will not pursue a combination with Hasbro.

     A complete text of Mr. Amerman's letter to Mr. Hassenfeld follows:


February 2, 1996


Mr. Alan G. Hassenfeld
Chairman of the Board, President and
  Chief Executive Officer
HASBRO, INC.
1027 Newport Avenue
Pawtucket, Rhode Island 02862-1059

Dear Alan:

     When I communicated Mattel's merger proposal to you in our telephone conversation on January 16, I felt strongly that the merger could be quickly consummated, based on prior conversations between our two companies in 1995 and as a result of antitrust advice from our experts. I thought that we were moving in a positive direction during the meetings held on Sunday, January 21 through Tuesday, January 23, particularly when it seemed that we had reconciled most significant issues.



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     In the days following rejection of Mattel's proposal by your Board of
Directors on Tuesday, January 23, Hasbro has failed to address the merits of the merger for its shareholders. Clearly, a premium of over $2.2 billion to Hasbro shareholders, together with the prospects for future growth of this combined entity, would have been outstanding. Despite this, you elected to take drastic steps, both politically and through the media, to greatly increase the difficulty of achieving a merger in a timely manner. Unfortunately, your "scorched earth" campaign has created an intolerable climate. By acting in this manner, you have also placed Hasbro in a position from which you cannot easily retreat, even if you now wish to do so.

     I told you and your advisors from the inception that we would only proceed with this transaction on a friendly basis. This is why we recommended a joint antitrust review last spring. You may recall that we shared with you at that time the favorable views of our economist and counsel.

     During the entire antitrust review process, we readily understood and communicated to your advisors that curative action could very likely be required. We certainly would not have suggested the $100 million break-up fee if we had real doubt about our ability to complete the merger. Naturally, the precise nature of such action could not be finalized without the benefit of detailed information and input from both sides.

     Although we remain confident that the transaction would ultimately be approved by regulatory authorities, we concluded that a transaction between the two companies could only be effected within a reasonable time period if it had your cooperation. Since we have not received any responses from Hasbro to the invitations for further discussions which I extended in my letters to you and in my letter to your outside Board members, it is clear such cooperation is not forthcoming.

     While we owed it to Mattel shareholders to pursue this excellent opportunity, we have an even stronger obligation to them to withdraw our proposal given your unbending stance. Accordingly, our proposal is hereby withdrawn. In making this decision, I am taking into consideration the strong relationships with our valued customers, partners and loyal employees, all of whom could be adversely affected by a lengthy battle.


Sincerely yours,

MATTEL, INC.



John W. Amerman
Chairman and Chief Executive
  Officer

cc:  Hasbro Board of Directors


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